Exhibit 99.1

ASSIGNMENT

(To be executed only upon the assignment

of the attached Warrant)

FOR VALUE RECEIVED, the undersigned registered holder of the attached Warrant hereby sells, assigns and transfers unto Post Road Special Opportunity Fund II Offshore LP, whose address is c/o Post Road Administrative LLC, 2 Landmark Square, Suite 207, Stamford, Connecticut 06901, all of the rights of the undersigned under the attached Warrant with respect to the portion of the attached Warrant exercisable for shares of Common Stock equal to 1.09161% of the total shares of capital stock of the Company, calculated on a fully-diluted basis (which, for the avoidance of doubt, equaled 4,702,715 shares of Common Stock as of the Closing Date (as such term is defined in the attached Warrant)), of Digerati Technologies, Inc. (the “Company”) and requests that a new Warrant of like tenor for the number of shares of Common Stock of the Company not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to register such transfer on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated:	December 20, 2021	Post Road Special Opportunity Fund II LP

		By:	/s/ Michael Bogdan
		Name:	Michael Bogdan
		Title:	Authorized Signatory